Filed Pursuant to Rule 424(b)(3)

Registration No. 333-140240

August 2008 Performance Update

The Frontier Fund Supplement Dated September 8, 2008 to Prospectus Dated May 27, 2008

T H E     F RO N T I E R     F U N D ’ S     G O A L : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

August performance for the various Series of The Frontier Fund is detailed below:*

The Frontier Fund Class 1	August 31, 2008 MTD	August 31, 2008 YTD	NAV / Unit
Balanced Series-1	0.15%	10.86%	$112.48
Balanced Series-1a	0.15%	10.82%	$100.73
Campbell/Graham/Tiverton Series-1	-0.50%	4.92%	$96.43
Currency Series-1	-1.53%	2.49%	$103.17
Long/Short Commodity Series-1	-1.65%	5.79%	$107.35
Winton/Graham Series-1	-2.75%	9.34%	$103.91
Winton Series-1	-2.58%	4.55%	$119.01
Long Only Commodity Series-1	-6.00%	10.04%	$121.91
Managed Futures Index Series-1	3.12%	4.74%	$105.36

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of August 31, 2008. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$4,691,885.66
Unrealized trading gain/(loss)	(3,292,463.97)
Less: commissions	(88,746.09)
Less: FCM fees	(106,217.77)
Foreign currency gain/(loss)	(47,510.16)
Interest income	42,403.81

Total Income	1,199,351.48
EXPENSES
Management fees	77,648.30
Incentive fees	285,459.03
Broker service fees	506,912.94

Total Expenses	870,020.27
Net Income (Loss)	$329,331.21

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	1,868,183.65597	$209,819,592.64	112.31
Current month additions	85,996.54609	9,648,718.64
Current month redemptions	(38,094.64454)	(4,280,313.75)
Net Income (loss) for current month		329,331.21

Net Asset Value, end of current month	1,916,085.55752	$215,517,328.74	112.48

Monthly rate of return			0.15%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1

THE FRONTIER FUND BALANCED SERIES - 1A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$130,222.28
Unrealized trading gain/(loss)	(91,064.40)
Less: commissions	(2,478.82)
Less: FCM fees	(2,965.54)
Foreign currency gain/(loss)	(1,328.85)
Interest income	7,585.64

Total Income	39,970.31
EXPENSES
Trading Fee	5,535.26
Management fees	3,212.61
Incentive fees	7,972.66
Broker service fees	14,150.10

Total Expenses	30,870.63
Net Income (Loss)	$9,099.68

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	57,762.71568	$5,810,056.74	100.58
Current month additions	2,105.17205	211,403.76
Current month redemptions	(81.72428)	(8,246.66)
Net Income (loss) for current month		9,099.68

Net Asset Value, end of current month	59,786.16345	$6,022,313.52	100.73

Monthly rate of return			0.15%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Balanced Series 1A

THE FRONTIER FUND CAMPBELL/GRAHAM/TIVERTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(288,192.56)
Unrealized trading gain/(loss)	331,222.27
Less: commissions	(11,115.19)
Less: FCM fees	(28,347.31)
Foreign currency gain/(loss)	(30,164.42)
Interest income	13,128.92

Total Income	(13,468.29)
EXPENSES
Management fees	141,683.76
Incentive fees	4,270.36
Broker service fees	139,296.63

Total Expenses	285,250.75
Net Income (Loss)	$(298,719.04)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	612,134.10230	$59,324,624.62	96.91
Current month additions	16,308.85375	1,567,489.26
Current month redemptions	(23,047.00469)	(2,216,486.64)
Net Income (loss) for current month		(298,719.04)

Net Asset Value, end of current month	605,395.95136	$58,376,908.20	96.43

Monthly rate of return			-0.50%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Campbell/Graham/Tiverton Series 1

THE FRONTIER FUND CURRENCY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$93,664.07
Unrealized trading gain/(loss)	(249,024.59)
Less: FCM fees	(3,661.62)
Interest income	2,927.10

Total Income	(156,095.04)
EXPENSES
Management fees	5,986.06
Incentive fees	—
Broker service fees	30,058.72

Total Expenses	36,044.78
Net Income (Loss)	$(192,139.82)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	120,389.83486	$12,613,985.76	104.78
Current month additions	5,282.53050	545,061.17
Current month redemptions	(1,164.85973)	(120,875.82)
Net Income (loss) for current month		(192,139.82)

Net Asset Value, end of current month	124,507.50563	$12,846,031.29	103.17

Monthly rate of return			-1.53%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Currency Series 1

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$2,416,865.30
Unrealized trading gain/(loss)	(3,039,648.02)
Less: commissions	(37,381.10)
Less: FCM fees	(20,008.81)
Foreign currency gain/(loss)	(384.43)
Interest income	74,600.71

Total Income	(605,956.35)
EXPENSES
Management fees	143,515.00
Incentive fees	(22,347.92)
Broker service fees	121,676.94

Total Expenses	242,844.02
Net Income (Loss)	$(848,800.37)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	472,158.73179	$51,536,856.37	109.15
Current month additions	20,575.03319	2,201,860.65
Current month redemptions	(5,575.82116)	(595,242.20)
Net Income (loss) for current month		(848,800.37)

Net Asset Value, end of current month	487,157.94382	$52,294,674.45	107.35

Monthly rate of return			-1.65%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 1

THE FRONTIER FUND WINTON/GRAHAM SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(736,751.31)
Unrealized trading gain/(loss)	281,777.73
Less: commissions	(3,647.71)
Less: FCM fees	(7,677.66)
Foreign currency gain/(loss)	(1,193.43)
Interest income	4,513.16

Total Income	(462,979.22)
EXPENSES
Management fees	38,393.42
Incentive fees	3,138.47
Broker service fees	47,968.46

Total Expenses	89,500.35
Net Income (Loss)	$(552,479.57)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	179,964.67227	$19,230,409.19	106.86
Current month additions	27,882.57608	2,921,970.79
Current month redemptions	(1,450.83067)	(152,240.44)
Net Income (loss) for current month		(552,479.57)

Net Asset Value, end of current month	206,396.41768	$21,447,659.97	103.91

Monthly rate of return			-2.75%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton/Graham Series 1

THE FRONTIER FUND WINTON SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(1,785,533.01)
Unrealized trading gain/(loss)	381,371.31
Less: commissions	(3,596.78)
Less: FCM fees	(41,076.97)
Foreign currency gain/(loss)	(4,825.27)
Interest income	14,016.43

Total Income	(1,439,644.29)
EXPENSES
Management fees	55,670.81
Incentive fees	(57,593.52)
Broker service fees	142,937.82

Total Expenses	141,015.11
Net Income (Loss)	$(1,580,659.40)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$'s per unit
Net Asset Value, end of prior month	503,227.10781	$61,470,015.37	122.15
Current month additions	285.13982	33,816.61
Current month redemptions	(3,071.88931)	(367,971.52)
Net Income (loss) for current month		(1,580,659.40)

Net Asset Value, end of current month	500,440.35832	$59,555,201.06	119.01

Monthly rate of return			-2.58%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Winton Series 1

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(390,512.89)
Unrealized trading gain/(loss)	13,567.07
Less: commissions	—
Less: FCM fees	(2,327.44)
Foreign currency gain/(loss)	—
Interest income	8,889.98

Total Income	(370,383.28)
EXPENSES
Management fees	6,014.23
Incentive fees	9,697.69
Broker service fees

Total Expenses	15,711.92
Net Income (Loss)	$(386,095.20)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	48,857.44375	$6,336,656.56	129.70
Current month additions	1,261.22512	160,392.33
Current month redemptions	(432.44034)	(53,612.31)
Net Income (loss) for current month		(386,095.20)

Net Asset Value, end of current month	49,686.22853	$6,057,341.38	121.91

Monthly rate of return			-6.00%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 1

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 1

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

August 31, 2008

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$8,542.26
Unrealized trading gain/(loss)	42,712.34
Less: commissions	(182.80)
Less: FCM fees	(528.44)
Foreign currency gain/(loss)	(349.16)
Interest income	2,236.53

Total Income	52,430.73
EXPENSES
Management fees	2,114.22
Incentive fees	—
Broker service fees	2,438.39

Total Expenses	4,552.61
Net Income (Loss)	$47,878.12

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	14,042.60090	$1,434,709.99	102.17
Current month additions	1,303.23457	133,557.16
Current month redemptions	(1,085.55866)	(113,722.82)
Net Income (loss) for current month		47,878.12

Net Asset Value, end of current month	14,260.27681	$1,502,422.45	105.36

Monthly rate of return			3.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

                    /s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 1